Exhibit 99.1

Dynatronics Promotes Brian Baker to
Chief Executive Officer

COTTONWOOD HEIGHTS, UT (August 28, 2019) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced that the Dynatronics’ Board of Directors has promoted Brian Baker to Chief Executive Officer. Mr. Baker also joins the company’s Board of Directors.

Mr. Baker will assume day-to-day executive leadership of the organization effective immediately. He succeeds Dr. Christopher von Jako, the company’s previous CEO.

Mr. Baker joined Dynatronics in January 2018 to lead the company’s operations in Utah and Tennessee. Under his leadership, the company has made significant progress in streamlining processes, reducing costs, and improving operational effectiveness. He was recently named chief operating officer with oversight over company-wide operations.

“After thoughtful consideration, the Board of Directors determined that the company’s CEO needs to be based in our Eagan, Minnesota facility,” explained Erin S. Enright, chairman of the Board of Directors. “Dr. von Jako, who resides in the Boston area, determined that he and his family were not in a position to relocate at this time and he made the decision to pursue other opportunities. On behalf of the Board of Directors, I thank Dr. von Jako for his dedicated service and meaningful contributions to the company.”

“I have had the pleasure of working with Brian for many years and have witnessed firsthand his ability to effectively lead an organization and drive meaningful change,” continued Ms. Enright. “He brings decades of proven leadership experience, most recently in key operational roles at Dynatronics. His promotion to CEO is a natural progression in his leadership of the company.”

“I am honored and grateful to the Board of Directors for the opportunity to lead the organization as the chief executive based in our Eagan facility,” stated Mr. Baker. “Dynatronics is well regarded in the markets we serve for providing trusted, high-quality restorative products. I see significant opportunity to expand the reach and depth of our customer relationships and to accelerate Dynatronics’ growth.”

Prior to joining Dynatronics, Mr. Baker served as Vice President, Global Operations for SeaSpine Holdings Corporation from July 2015 to January 2018, after serving as Vice President, Operations of the SeaSpine business within Integra LifeSciences Holdings Corporation from March 2015. From November 2013 until March 2015, Mr. Baker was an industry consultant guiding teams on business process optimization and mergers and acquisitions. Beginning in 2007, Mr. Baker was with Integra LifeSciences, following its acquisition of Physician Industries, Inc., a company which provided pain management products and of which Mr. Baker was president and chief executive officer from 1994 until 2007. At Integra, Mr. Baker served as President of Integra’s Pain Management Division from May 2007 to September 2011 and as Vice President, Operations from September 2011 until November 2013. Mr. Baker received a B.A. in business administration from the University of Phoenix.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician’s Choice®, and PROTEAM™ amongst others. More information is available at www.dynatronics.com.
Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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